UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    July 18, 2011

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	98-0417780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective July 18, 2011, Lucas Energy, Inc. (the “Company” or “Lucas”) entered into an Amendment, Settlement and Release Agreement (the “Amendment Agreement”) with each of the institutional investors (the “Investors”) who purchased securities in the Company’s December 2010 offering of an aggregate of 2,510,506 units, each consisting of (a) one share of common stock; (b) one Series B Warrant to purchase one share of common stock at an exercise price of $2.86 per share (the "Series B Warrants"); and (c) one Series C Warrant to purchase one share of common stock at an exercise price of $2.62 per share (the "Series C Warrants" and together with the Series B Warrants, the "Warrants", and collectively with the shares of common stock, the "Units").

Pursuant to the Amendment Agreement, the Company and the Investors agreed to reduce the exercise price of the Series C Warrants to $2.48 per share; move up the exercise date of the Series C Warrants to allow such Series C Warrants to be exercised by the Investors as of the effective date of the Amendment Agreement; and provide for the immediate exercise by the Investors of a minimum of 25% of the Series C Warrants (627,627 Series C Warrants) which they held effective as of the effective date of the Amendment Agreement.  In addition, to avoid any potential uncertainty, the Company and the Investors agreed to release each other from any potential causes of actions, claims or liability associated with the fact that the Company’s previously filed Prospectus Supplement (Supplement No. 2) to its Form S-3 shelf registration statement filed with the Securities and Exchange Commission on December 31, 2009 did not register all of the shares of common stock underlying the Warrants and any and all other causes of action, claims or liability which either party was aware of as of the date of the Amendment Agreement.  As a result of the exercises required by the Amendment Agreement and certain other voluntary exercises by the Investors, Series C Warrants to purchase an aggregate of 777,628 shares of common stock were exercised by the Investors, and the Company anticipates receiving an aggregate of $1,928,517 (less $115,711 of commissions) in connection with such exercises, which it plans to use for advancement of its drilling activity in the Austin Chalk and Eagle Ford formations in its Gonzales and Wilson County properties in South Texas, property acquisitions and general working capital purposes.

Additionally, as a result of the Amendment Agreement, each unexercised Series C Warrant is exercisable at the option of the Investors between July 18, 2011 and August 3, 2011; provided; however, that the Company has the right to require the Investors to exercise the unexercised Series C Warrants if (a) the arithmetic average of the volume weighted average prices (“VWAP”) of the Company's common stock on the NYSE Amex exceeds $3.10 during the period from July 7, 2011 to July 20, 2011; or (b) if on August 3, 2011, the lower of (i) the arithmetic average of the VWAP of the Company’s common stock on the NYSE Amex during the period from July 20, 2011 to August 2, 2011; and (ii) the closing bid price of the Company’s common stock on the NYSE Amex on August 3, 2011, is greater than $2.48, subject in each case to the Company meeting certain requirements and maintaining certain conditions as set forth in such Series C Warrants.  The Series C Warrants expire automatically if not exercised by August 3, 2011, subject to the Company’s right to force the exercise of such warrants.

The Warrants also include a provision whereby the Investors are not eligible to exercise any portion of the Warrants that would result in them becoming a beneficial owner of more than 9.99% of the Company's common stock.

Finally, pursuant to the Amendment Agreement, Lucas agreed that if at any time prior to the date that all of the Warrants and any shares of common stock issuable upon exercise of such Warrants are sold by the holders thereof, the Company fails to satisfy the current public information requirement of Rule 144(c) of the Securities Act of 1933, as amended (a “Public Information Failure”), as partial relief for the damages to any holder of Warrants, Lucas would pay the holders, based on their pro rata ownership of non-exercised and non-expired Warrants on the first day of a Public Information Failure, an aggregate of $80,000 (pro rated for a period of less than thirty days) for the first thirty calendar days that there is a Public Information Failure and an amount in cash equal to one and one-half percent (1.5%) of the aggregate Black Scholes Value (as defined in the Warrants) of such holder’s non-exercised and non-expired Warrants on the sixty-first (61st) calendar day after the Public Information Failure (covering the 31st to 60th calendar days) and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (i) the date such Public Information Failure is cured; (ii) such time that such public information is no longer required pursuant to Rule 144; and (iii) the expiration date of the Warrants.  Upon the occurrence of any Public Information Failure during the 12 months prior to the expiration of any Warrant, the expiration date of such Warrant will be automatically extended one day for each day that a Public Information Failure occurs and is continuing.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	DESCRIPTION

10.1*	Form of Amendment, Settlement and Release Agreement
99.1*	Press Release

* Filed herewith.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: /s/ K. Andrew Lai
Name: K. Andrew Lai
Title: Chief Financial Officer

Date: July 18, 2011